Exhibit 10.46

TERADYNE

TERADYNE, INC. 1991 EMPLOYEE STOCK OPTION PLAN

NOTICE OF OPTION GRANT

Employee Name	Employee ID:

Division: Manager: Location:

You have been granted an option to purchase XX shares of Teradyne common stock at the price of $XX per share. This grant, XX, was approved effective XXX and expires XXX. This grant is a non-qualified option under the Internal Revenue Code.

This option is subject to the Stock Option Terms printed on the reverse side and the terms of the 1991 Employee Stock Option Plan, as amended. The option becomes exercisable over time as described in the Stock Option Terms.

This option has been duly authorized as of XXX.

TERADYNE, INC.

/s/ Eileen Casal

V.P., General Counsel and Clerk

(1991 Non-Q)

Grant #XX

STOCK OPTION TERMS

This option is governed by Teradyne’s 1991 Stock Option Plan, which controls the meaning of terms and the rights of the optionee.

1.    Option Exercise and Vesting

(a)    These options vest yearly on the grant date.  An employee with more than one year of service on the Effective Date of this grant may exercise 20% of the grant during the first year and an additional 20% each year thereafter. An employee with less than one year of service on the Effective Date may not exercise this option during the first year of the grant, but may exercise up to 25% of the total during each succeeding year.

(b)    After options become exercisable, they can be exercised at any time prior to the Expiration Date. The minimum exercise amount is 10 shares, adjusted for stock splits, etc.

(c)    Separate rules apply for exercising options after termination or death of the optionee, as set forth in Sections 9 and 10 of the Plan. The optionee or his legal representative is encouraged to consult with the Company in that event.

(d)    This option is not transferable (except by will or the laws of descent and distribution), and can be exercised only by the optionee during his lifetime.

2.    Procedure for Exercising Options

Options are exercised by giving written notice to the Company and paying the full option price plus any required Government tax payment. The Company will pay any transfer or issue tax and deliver a certificate for the shares purchased. Payment can be made by a combination of cash, certified or bank check, personal check, or delivery of shares of Teradyne common stock. If disposition of the shares is governed by Section 16(b) of the Securities and Exchange Act of 1934, payment may be made in installments as specified by the Board of Directors. The optionee’s rights as a shareholder begin on the date the certificate is issued.

3.    Capital Changes and Business Succession

Section 13 of the Plan contains provision for adjusting the number of shares exercisable under this option if a recapitalization, stock split, merger, etc. occurs. In that event, the optionee will be notified of the adjustment.

4.    Employment

Granting this option does not imply any right of continued employment by the Company or any subsidiary, and does not affect the right of the employee or the Company (or a subsidiary) to terminate employment at any time.

5.    Stock Registration

Shares to be issued upon exercise of this option are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of exercise, the optionee will be required to represent to the Company that he is acquiring such shares as an investment and not with a view to the sale of those shares.